FOR IMMEDIATE RELEASE

August 12, 2014

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION AT INDIANAPOLIS INTERNATIONAL AIRPORT

Freehold, New Jersey…. August 12, 2014 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 327,822 square foot industrial building located at 8951 Mirabel Road, Indianapolis, IN at a purchase price of $23,514,000. The property is net-leased for 10 years to FedEx SmartPost, Inc., a Delaware corporation. The building is situated on approximately 37 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this new Class A built-to-suit distribution center for FedEx SmartPost. The property is located at the Indianapolis International Airport which is one of the top ten busiest air cargo facilities in the U.S.  FedEx has a substantial presence at the Indianapolis International Airport as it is their second largest hub in the U.S. This acquisition represents a new territory for Monmouth, thereby increasing our geographic diversification to 28 states.”

"With this transaction, Monmouth has acquired six properties totaling approximately 1.45 million square feet thus far in fiscal 2014. These new Class A built-to-suit industrial properties were acquired at an aggregate cost of $97.4 million. Our property portfolio now contains 11.1 million total square feet with a weighted average building age of only 11 years, representing the youngest in the industrial REIT sector.  Having an industrial portfolio containing new, state of the art buildings remains a key focus of ours, as Omni-Channel distribution facilities will be seeing increased demand for the foreseeable future.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-two properties located in twenty-eight states, containing a total of approximately 11.1 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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